INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
HUBCO, Inc.
(Successors of MSB Bancorp, Inc.):

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-59801, Form S-8 No. 33-64529, Form S-8 No. 333-24019, Form S-8
No. 333-28729,  Form S-8 No. 333-28733,  Form S-8 No. 333-45275 and Form S-8 No.
333-52193) of HUBCO, Inc. of our report dated January 27, 1998 relating to the consolidated balance sheets of MSB Bancorp Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the Form 8-K of HUBCO, Inc. dated July 10, 1998.



                                                    KPMG Peat Marwick LLP

 Short Hills, New Jersey
 July 15, 1998